Exhibit 99.1
Terry Balluck
972-281-1397
terry.balluck@kcc.com
KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2020 RESULTS
DALLAS, July 23, 2020-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2020 results.
Executive Summary
•Second quarter 2020 net sales of $4.6 billion increased slightly compared to the year-ago period, including organic sales growth of 4 percent.
•Diluted net income per share for the second quarter was $1.99 in 2020 and $1.40 in 2019.
•Second quarter adjusted earnings per share were $2.20 in 2020, up 32 percent compared to $1.67 in 2019. Adjusted earnings per share exclude certain items described later in this news release.
•Second quarter cash provided by operations was $1,579 million in 2020 and $609 million in 2019.
•The company is restoring financial guidance for full-year 2020 and restarting its share repurchase program after temporarily suspending both in April due to the uncertainty related to the COVID-19 pandemic.
•Net sales in 2020 are expected to increase 1 to 2 percent year-on-year, including organic sales growth of 4 to 5 percent. Diluted net income per share for 2020 is anticipated to be $6.35 to $6.90. Adjusted earnings per share in 2020 are expected to be $7.40 to $7.60. The company’s outlook in January was for organic sales growth of 2 percent and adjusted earnings per share of $7.10 to $7.35.
Chairman and Chief Executive Officer Mike Hsu said, “We continue to focus on protecting the health and safety of our employees and consumers and operating our supply chain with excellence to meet the needs of our consumers and customers during this unprecedented time period. I am extremely proud of how our teams are managing these near-term operating priorities. At the same time, our underlying business momentum is good, our market share positions are healthy overall and we are delivering excellent financial results.”
Hsu continued, “We achieved very good organic sales growth and all-time record adjusted earnings and cash flow in the second quarter. We also delivered significant cost savings, helping us achieve strong margin improvements. While the environment remains uncertain, visibility has improved from three months ago and we are restoring forward-looking guidance. We have increased our 2020 outlook for organic sales and earnings compared to our original plan. We are also further increasing our growth investments to position us for future success. We continue to execute well, operate our business with a balanced approach and remain very optimistic about our opportunities to create shareholder value.”

Second Quarter 2020 Operating Results
Sales of $4.6 billion in the second quarter of 2020 increased slightly compared to the year-ago period. Changes in foreign currency exchange rates reduced sales approximately 4 percent, while organic sales increased 4 percent. Volumes increased 2 percent and changes in net selling prices and product mix each improved 1 percent. In North America, organic sales increased 12 percent in consumer products but fell 3 percent in K-C Professional. Outside North America, organic sales rose 3 percent in developed markets but fell 3 percent in developing and emerging markets, driven by Latin America.
Second quarter operating profit was $925 million in 2020 and $670 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Second quarter adjusted operating profit was $1,012 million in 2020 and $789 million in 2019. Results benefited from organic sales growth, $120 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $55 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $80 million, driven by pulp, while other manufacturing costs rose year-on-year. Advertising spending increased and general and administrative costs were also higher compared to the prior year. Foreign currency translation effects reduced operating profit by $15 million and transaction effects also negatively impacted the comparison.
The second quarter effective tax rate was 23.2 percent in 2020 and 22.2 percent in 2019. The second quarter adjusted effective tax rate was 22.7 percent in 2020 and 22.3 percent in 2019.
Kimberly-Clark’s share of net income of equity companies in the second quarter was $35 million in 2020 and $33 million in 2019. Results benefited from organic sales growth and lower input costs, partially offset by negative foreign currency effects.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter was an all-time record $1,579 million in 2020 compared to $609 million in 2019. The increase was driven by improved working capital, higher earnings and the timing of tax payments. Capital spending for the second quarter was $284 million in 2020 and $253 million in 2019. Second quarter 2020 share repurchases were 0.3 million shares at a cost of $39 million and occurred prior to the company temporarily suspending its share repurchase program effective April 24, 2020. The company will be restarting its share repurchase program effective July 24, 2020. Total debt was $8.1 billion at June 30, 2020 and $7.7 billion at the end of 2019.
Second Quarter 2020 Business Segment Results
Personal Care Segment
Second quarter sales of $2.2 billion decreased 2 percent. Changes in currency rates reduced sales by 5 percent. Product mix improved 2 percent and volumes and net selling prices each increased slightly. Second quarter operating profit of $519 million increased 7 percent. The comparison benefited from organic sales growth, cost savings and lower input costs. Results were impacted by unfavorable currency effects, other manufacturing cost increases, higher advertising spending and increased general and administrative costs.
Sales in North America increased 4 percent. Volumes increased 2 percent, product mix improved 2 percent and net selling prices rose 1 percent. The improved volumes and product mix were driven by baby and child care.
Sales in developing and emerging markets decreased 9 percent. Changes in currency rates reduced sales 11 percent. Product mix improved 2 percent and volumes rose slightly, while net selling prices were down 1 percent.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) decreased 8 percent. Changes in currency rates reduced sales 5 percent. Volumes fell 6 percent, while the combined impact of changes in net selling prices and product mix improved sales 3 percent.
Consumer Tissue Segment
Second quarter sales of $1.6 billion increased 12 percent. Volumes increased 14 percent and net selling prices rose 1 percent, while product mix was unfavorable by 1 percent. Changes in currency rates reduced sales approximately 3 percent. The volume increase was driven by increased shipments in North America and developed markets to support higher consumer and customer demand related to the global outbreak of COVID-19. Second quarter operating profit of $428 million increased 94 percent. Results benefited from organic sales growth, cost savings and lower input costs. The comparison was impacted by increased advertising spending and unfavorable currency effects.
Sales in North America increased 22 percent. Volumes rose 24 percent and net selling prices improved 1 percent, while product mix was down 2 percent. Volumes increased double-digits in all major product categories.
Sales in developing and emerging markets decreased 9 percent including a 7 point negative impact from changes in currency rates. Volumes decreased 2 percent and net selling prices fell 1 percent, while product mix improved 1 percent.
Sales in developed markets outside North America increased 8 percent. Volumes rose 7 percent, driven by South Korea and Western/Central Europe. Net selling prices rose 4 percent and product mix improved 1 percent. Changes in currency rates reduced sales 4 percent.
K-C Professional (KCP) Segment
Second quarter sales of $0.7 billion decreased 12 percent. Volumes declined 16 percent, reflecting challenging economic and business conditions globally following the outbreak of COVID-19. Net selling prices increased 4 percent and product mix improved approximately 3 percent. Changes in currency rates reduced sales 2 percent. Second quarter operating profit of $155 million decreased 4 percent. The comparison was impacted by lower volumes, other manufacturing cost increases and unfavorable currency effects. Results benefited from increased net selling prices, improved product mix and cost savings.

Sales in North America decreased 3 percent. Volumes were down 9 percent, as double-digit declines in washroom and safety products were partially offset by double-digit increases in wipers and other products. Net selling prices increased 4 percent and product mix improved 3 percent.
Sales in developing and emerging markets decreased 35 percent including a 5 point negative impact from changes in currency rates. Volumes fell 32 percent, with significant declines in all major geographies, and product mix was down 1 percent. Net selling prices increased 3 percent.
Sales in developed markets outside North America were down 12 percent. Volumes decreased 17 percent, while product mix improved 5 percent and net selling prices increased 3 percent. The changes were driven by Western/Central Europe. Currency rates were unfavorable by 4 percent.
Year-To-Date Results
For the first six months of 2020, sales of $9.6 billion increased 4 percent. Organic sales increased 7 percent, as volumes rose 5 percent and net selling prices and product mix each improved 1 percent. Changes in foreign currency exchange rates reduced sales by 3 percent and business exits in conjunction with the 2018 Global Restructuring Program reduced sales slightly.
Year-to-date operating profit was $1,829 million in 2020 and $1,325 million in 2019. Results in both periods include charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $2,009 million in 2020 and $1,596 million in 2019. Results benefited from organic sales growth, $220 million of FORCE cost savings and $80 million of cost savings from the 2018 Global Restructuring Program. Input costs decreased $195 million, driven by pulp. The comparison was impacted by unfavorable currency effects, other manufacturing cost increases, increased advertising spending and higher general and administrative costs.
Through six months, diluted net income per share was $3.92 in 2020 and $2.71 in 2019. Year-to-date adjusted earnings per share were $4.34 in 2020 and $3.33 in 2019.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales.
The restructuring is expected to be completed in 2021, with total restructuring charges to implement the program expected to be toward the high end of the range of $1,700 to $1,900 million pre-tax ($1,300 to $1,400 million after tax). The company expects the program will generate annual pre-tax cost savings of $500 to $550 million. The company continues to target to achieve those savings by the end of 2021, although it is possible the full realization could occur in 2022 because of the uncertainties related to COVID-19. Through the second quarter of 2020, the company has incurred cumulative restructuring charges of $1,582 million pre-tax ($1,177 million after tax) and generated cumulative savings of $380 million.
2020 Outlook and Key Planning Assumptions
On April 23, 2020 the company withdrew its previous 2020 guidance because of the uncertainty related to the COVID-19 outbreak. Although uncertainty remains meaningful related to the duration and potential impacts of COVID-19 and the overall environment, visibility has improved from three months ago and the company is restoring forward-looking guidance. In addition to assuming no significant impact from potential supply chain disruptions as a result of COVID-19, the company’s key planning and guidance assumptions for full-year 2020 are below:
•Net sales increase of 1 to 2 percent.
•Organic sales increase of 4 to 5 percent.
•Foreign currency exchange rates unfavorable by 3 percent.
•Exited businesses in conjunction with the 2018 Global Restructuring Program expected to reduce sales slightly.
•Adjusted operating profit growth of 6 to 9 percent.
•Cost savings of $510 to $560 million, including $390 to $420 million from the FORCE program and $120 to $140 million from the 2018 Global Restructuring Program.
•Key cost inputs expected to decline $150 to $250 million.
•Higher other manufacturing costs, including expenses related to COVID-19.
•Increased investments in advertising and commercial capabilities.
•Unfavorable foreign currency translation and transaction effects.
•Interest expense expected to decrease somewhat year-on-year.
•Adjusted effective tax rate of 23 to 24 percent.
•Net income from equity companies expected to be similar to down slightly year-on-year.
•Adjusted earnings per share of $7.40 to $7.60 compared to $6.89 in 2019.
•Capital spending of $1,200 to $1,300 million.
•Share repurchases of $700 to $900 million, subject to market conditions.
Non-GAAP Financial Measures
This news release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:
•Adjusted earnings and earnings per share
•Adjusted gross and operating profit
•Adjusted effective tax rate

These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:
•2018 Global Restructuring Program. Mentioned elsewhere in this release.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and exited businesses also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 148-year history of innovation, visit kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on

Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
As more fully described in Kimberly-Clark’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, the company has been actively monitoring the COVID-19 situation and its impact globally. The impact of COVID-19 and measures to prevent its spread are affecting our business in a number of ways. We have experienced increased volatility in demand for some of our products as consumers adapt to the evolving environment. We have also experienced incidents of supply chain disruption and increased currency and commodity volatility. We expect the ultimate significance of the impact on our financial and operational results will be dictated by the length of time that such circumstances continue, which will depend on the currently unknowable extent and duration of the COVID-19 pandemic and any governmental and public actions taken in response. COVID-19 also makes it more challenging for management to estimate future performance of our businesses, particularly over the near term.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, product innovations, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including pandemics (including the ongoing COVID-19 outbreak), epidemics, fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A entitled “Risk Factors” in each of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the company’s Annual Report on Form 10-K for the year ended December 31, 2019.

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Three Months Ended June 30
	2020	2019	Change
Net Sales	$4,612	$4,594	—
Cost of products sold	2,835	3,108	-9%
Gross Profit	1,777	1,486	+20%
Marketing, research and general expenses	844	811	+4%
Other (income) and expense, net	8	5	+60%
Operating Profit	925	670	+38%
Nonoperating expense	(6)	(11)	-45%
Interest income	2	2	—
Interest expense	(65)	(67)	-3%
Income Before Income Taxes and Equity Interests	856	594	+44%
Provision for income taxes	(199)	(132)	+51%
Income Before Equity Interests	657	462	+42%
Share of net income of equity companies	35	33	+6%
Net Income	692	495	+40%
Net income attributable to noncontrolling interests	(11)	(10)	+10%
Net Income Attributable to Kimberly-Clark Corporation	$681	$485	+40%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$2.00	$1.41	+42%
Diluted	$1.99	$1.40	+42%

Cash Dividends Declared	$1.07	$1.03	+4%

Common Shares Outstanding	June 30
	2020	2019
Outstanding shares as of	341.0	344.2
Average diluted shares for three months ended	341.9	346.0

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENTS
(Millions, except per share amounts)

	Six Months Ended June 30
	2020	2019	Change
Net Sales	$9,621	$9,227	+4%
Cost of products sold	6,053	6,313	-4%
Gross Profit	3,568	2,914	+22%
Marketing, research and general expenses	1,717	1,580	+9%
Other (income) and expense, net	22	9	+144%
Operating Profit	1,829	1,325	+38%
Nonoperating expense	(17)	(22)	-23%
Interest income	4	5	-20%
Interest expense	(126)	(132)	-5%
Income Before Income Taxes and Equity Interests	1,690	1,176	+44%
Provision for income taxes	(396)	(275)	+44%
Income Before Equity Interests	1,294	901	+44%
Share of net income of equity companies	73	60	+22%
Net Income	1,367	961	+42%
Net income attributable to noncontrolling interests	(26)	(22)	+18%
Net Income Attributable to Kimberly-Clark Corporation	$1,341	$939	+43%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$3.93	$2.73	+44%
Diluted	$3.92	$2.71	+45%

Cash Dividends Declared	$2.14	$2.06	+4%

Common Shares Outstanding	June 30
	2020	2019
Average diluted shares for six months ended	342.3	346.0

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$2,835	$60	$2,775
Gross Profit	1,777	(60)	1,837
Marketing, research and general expenses	844	27	817
Operating Profit	925	(87)	1,012
Provision for income taxes	(199)	15	(214)
Effective tax rate	23.2%	—	22.7%
Share of net income of equity companies	35	(1)	36
Net income attributable to noncontrolling interests	(11)	1	(12)
Net Income Attributable to Kimberly-Clark Corporation	681	(72)	753
Diluted Earnings per Share(a)	1.99	(0.21)	2.20

	Three Months Ended June 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,108	$102	$3,006
Gross Profit	1,486	(102)	1,588
Marketing, research and general expenses	811	17	794
Operating Profit	670	(119)	789
Provision for income taxes	(132)	27	(159)
Effective tax rate	22.2%	—	22.3%
Net Income Attributable to Kimberly-Clark Corporation	485	(92)	577
Diluted Earnings per Share(a)	1.40	(0.27)	1.67
(a)"As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Six Months Ended June 30, 2020
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,053	$130	$5,923
Gross Profit	3,568	(130)	3,698
Marketing, research and general expenses	1,717	50	1,667
Operating Profit	1,829	(180)	2,009
Provision for income taxes	(396)	33	(429)
Effective tax rate	23.4%	—	22.9%
Share of net income of equity companies	73	(1)	74
Net income attributable to noncontrolling interests	(26)	2	(28)
Net Income Attributable to Kimberly-Clark Corporation	1,341	(146)	1,487
Diluted Earnings per Share(a)	3.92	(0.43)	4.34

	Six Months Ended June 30, 2019
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$6,313	$227	$6,086
Gross Profit	2,914	(227)	3,141
Marketing, research and general expenses	1,580	45	1,535
Other (income) and expense, net	9	(1)	10
Operating Profit	1,325	(271)	1,596
Provision for income taxes	(275)	58	(333)
Effective tax rate	23.4%	—	23.0%
Share of net income of equity companies	60	(2)	62
Net income attributable to noncontrolling interests	(22)	1	(23)
Net Income Attributable to Kimberly-Clark Corporation	939	(214)	1,153
Diluted Earnings per Share(a)	2.71	(0.62)	3.33
(a) "As Adjusted Non-GAAP" may not equal "As Reported" plus "Adjustments" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$1,448	$442
Accounts receivable, net	2,024	2,263
Inventories	1,825	1,790
Other current assets	607	562
Total Current Assets	5,904	5,057
Property, Plant and Equipment, Net	7,366	7,450
Investments in Equity Companies	319	268
Goodwill	1,401	1,467
Other Assets	1,183	1,041
TOTAL ASSETS	$16,173	$15,283

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$850	$1,534
Trade accounts payable	3,032	3,055
Accrued expenses and other current liabilities	2,252	1,978
Dividends payable	360	352
Total Current Liabilities	6,494	6,919
Long-Term Debt	7,223	6,213
Noncurrent Employee Benefits	859	897
Deferred Income Taxes	527	511
Other Liabilities	546	520
Redeemable Preferred Securities of Subsidiaries	29	29
Stockholders' Equity
Kimberly-Clark Corporation	268	(33)
Noncontrolling Interests	227	227
Total Stockholders' Equity	495	194
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$16,173	$15,283

2020 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENTS
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
Operating Activities
Net income	$692	$495	$1,367	$961
Depreciation and amortization	201	236	414	470
Stock-based compensation	39	32	54	48
Deferred income taxes	21	15	12	26
Net (gains) losses on asset dispositions	6	11	13	17
Equity companies' earnings (in excess of) less than dividends paid	(9)	(3)	(47)	(30)
Operating working capital	634	(150)	490	(525)
Postretirement benefits	(1)	(9)	(15)	(21)
Other	(4)	(18)	(5)	(20)
Cash Provided by Operations	1,579	609	2,283	926
Investing Activities
Capital spending	(284)	(253)	(636)	(569)
Investments in time deposits	(218)	(106)	(323)	(186)
Maturities of time deposits	158	157	254	229
Other	13	4	15	4
Cash Used for Investing	(331)	(198)	(690)	(522)
Financing Activities
Cash dividends paid	(365)	(355)	(722)	(700)
Change in short-term debt	(385)	(308)	(667)	543
Debt proceeds	—	696	1,241	696
Debt repayments	—	(301)	(252)	(703)
Proceeds from exercise of stock options	27	134	135	160
Acquisitions of common stock for the treasury	(49)	(166)	(263)	(330)
Other	(15)	(71)	(39)	(79)
Cash Used for Financing	(787)	(371)	(567)	(413)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	8	3	(20)	4
Change in Cash and Cash Equivalents	469	43	1,006	(5)
Cash and Cash Equivalents - Beginning of Period	979	491	442	539
Cash and Cash Equivalents - End of Period	$1,448	$534	$1,448	$534

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	Change	2020	2019	Change
NET SALES
Personal Care	$2,229	$2,286	-2%	$4,651	$4,561	+2%
Consumer Tissue	1,645	1,472	+12%	3,368	2,998	+12%
K-C Professional	724	821	-12%	1,572	1,638	-4%
Corporate & Other	14	15	N.M.	30	30	N.M.
TOTAL NET SALES	$4,612	$4,594	—	$9,621	$9,227	+4%

OPERATING PROFIT
Personal Care	$519	$485	+7%	$1,046	$969	+8%
Consumer Tissue	428	221	+94%	793	462	+72%
K-C Professional	155	162	-4%	336	312	+8%
Corporate & Other(a)	(169)	(193)	N.M.	(324)	(409)	N.M.
Other (income) and expense, net(a)	8	5	+60%	22	9	+144%
TOTAL OPERATING PROFIT	$925	$670	+38%	$1,829	$1,325	+38%
(a)Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	(2)	—	—	2	—	(5)	2
Consumer Tissue	12	14	1	(1)	—	(3)	14
K-C Professional	(12)	(16)	4	3	—	(2)	(10)
TOTAL CONSOLIDATED	—	2	1	1	—	(4)	4

	Six Months Ended June 30, 2020
	Total(a)	Volume	Net Price	Mix/ Other	Exited Businesses(b)	Currency	Organic(c)
Personal Care	2	4	1	2	—	(4)	6
Consumer Tissue	12	14	1	—	—	(2)	14
K-C Professional	(4)	(6)	3	2	(1)	(2)	(1)
TOTAL CONSOLIDATED	4	5	1	1	—	(3)	7
(a) Total may not equal the sum of volume, net price, mix/other, exited businesses and currency due to rounding.
(b)Exited businesses in conjunction with the 2018 Global Restructuring Program.
(c)Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
OUTLOOK FOR 2020 AND 2019 RESULTS

	Estimated Range
ESTIMATED FULL YEAR 2020 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$7.40	—	$7.60
Adjustment for charges related to the 2018 Global Restructuring Program	(1.05)	—	(0.70)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.35	—	$6.90

Twelve months ended December 31, 2019
FULL YEAR 2019 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.89
Adjustment for charges related to the 2018 Global Restructuring Program	(0.72)
Adjustment related to property sale gain	0.07
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.24

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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